                                                                       EXHIBIT 8

            [LAW OFFICES SILVER, FREEDMAN & TAFF, L.L.P. LETTERHEAD]



                                 August 7, 1997


    Board of Directors                            Board of Directors
    Charter One Financial, Inc.                   Haverfield Corporation
    1215 Superior Avenue                          50 Terminal Tower, Suite 444
    Cleveland, Ohio 44114                         Cleveland, Ohio 44113

        RE: FEDERAL INCOME TAX CONSEQUENCES ARISING FROM THE COMPANY MERGER
            AND THE MICHIGAN MERGER CONTEMPLATED BY THAT CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BY AND BETWEEN CHARTER ONE FINANCIAL, INC., CHARTER MICHIGAN BANCORP, INC., CHARTER ONE F.S.B., HAVERFIELD CORPORATION AND HOME BANK, F.S.B. DATED APRIL 22, 1997 (THE "AGREEMENT")

    Ladies and Gentlemen:

        In accordance with your request and to facilitate the processing of the Registration Statement with the SEC relating to the transactions contemplated by the Agreement, set forth hereinbelow is this firm's opinion relating to certain federal income tax consequences applicable to the proposed Company Merger and Michigan Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                      FACTS

        COFI is a stock corporation organized and existing under the laws of the State of Delaware. Charter Michigan is a stock corporation organized and existing under the laws of the State of Michigan and is a first-tier wholly owned subsidiary of COFI. Charter One Bank is a federal stock saving bank that is wholly owned by Charter Michigan. Merger Sub is an Ohio stock corporation that was formed as a first-tier wholly owned subsidiary of COFI for the sole purpose of facilitating the Company Merger. Prior to the Company Merger, Merger Sub will not engage in any business

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    activity. COFI's principal business consists of lending and deposit taking activities through Charter One Bank.

        Haverfield Corporation is a stock corporation organized and existing under the laws of the State of Ohio. Home Bank is a federal stock saving bank that is a first-tier wholly owned subsidiary of Haverfield. Haverfield's principal business consists of lending and deposit taking activities through Home Bank.

        Pursuant to the Agreement, it is proposed that the Company Merger will be implemented through the merger of Merger Sub with and into Haverfield. In the Company Merger all of the outstanding Haverfield Common Stock (other than Dissenting Shares) will be exchanged solely for COFI Common Stock or cash in lieu of fractional share interests. Immediately following the Company Merger, the Michigan Merger will be consummated by the merger of Haverfield with and into Charter Michigan. Immediately thereafter, it is contemplated that Home Bank will be merged with and into Charter One Bank. Each merger, if undertaken, will be a statutory merger under applicable state or federal law.

        Prior to finalizing the Agreement, the parties discussed implementing the Company Merger and the Michigan Merger in a one step transaction by merging Haverfield in a statutory merger with and into Charter Michigan with the share exchange to be accomplished in the same manner as it is proposed to take place in the Company Merger. Due to certain ambiguities in Ohio corporate law relating to anti-takeover provisions and the potential for possible conflicting interpretations thereof, counsel for Haverfield did not feel comfortable allowing Haverfield to make anti-takeover representations and covenants in the Agreement unless the first transaction (i.e., the "Company Merger") resulted in Haverfield being the surviving corporation and that each subsequent transaction (i.e., the Michigan Merger and the Bank Merger) would be undertaken by COFI for independent business reasons. We have been informed by COFI that the Michigan Merger is proposed to be undertaken to eliminate the expenses of maintaining two separate interim holding companies and the selection of Charter Michigan as the survivor is based, in part, on the preference to be subject to the corporate and tax laws of the State of Michigan. The Bank Merger is expected to produce significant efficiencies and cost savings that would not otherwise be realized if Charter One Bank and Home Bank were operated as separate companies. COFI is under no obligation pursuant to the Agreement or otherwise to consummate the Michigan Merger or the Bank Merger.

                    LEGAL ANALYSIS OF COMPANY MERGER
                           AND MICHIGAN MERGER

        The addition of triangular reorganizations to the Code (i.e. sections 368(a)(2)(D) and 368(a)(2)(E) liberalized the historical doctrine of "remote continuity of interest". However, where



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    the reorganization transaction involves a subsequent transfer of the stock or assets of the acquired company to another member of the consolidated group of the acquiring parent corporation, the traditional safe-harbor to satisfy remote continuity concerns is to test the multiple step transaction (i.e. initial reorganization and subsequent transfer) under the more stringent standards applicable to a reorganization under section 368(a)(1)(C) of the Code. SEE Rev. Rul. 67-274, 1967-2 CB 141 and Rev. Rul. 72-405, 1972-2 CB 17. In the
    instant case, the Michigan Merger will technically result in a transfer of all of the assets of Haverfield to Charter Michigan by statutory merger after the Company Merger. However, neither the Company Merger nor the combination of the Company Merger with the Michigan Merger (i.e., the subsequent transfer) will satisfy the requirements of a reorganization under section 368(a)(1)(C) of the Code because COFI, as opposed to Charter Michigan, will be assuming the outstanding Haverfield stock options. If Charter Michigan, rather than COFI assumed the Haverfield stock options, there is a substantial likelihood that the Company Merger coupled with the Michigan Merger would constitute a reorganization under Section 368(a)(1)(C) of the Code, but then adverse tax consequences are likely to arise upon the transfer by COFI of its stock to Charter Michigan to satisfy the exercise of outstanding Haverfield stock options.

        We do not believe that the traditional "safe harbor" test (i.e. qualification as a reorganization under Section 368(a)(1)(C) of the
    Code) is required to be satisfied in connection with the Company Merger and the Michigan Merger by virtue of the following: (a) the consistent favorable private letter ruling position of the Internal Revenue
    Service in the 1980s through the date hereof relating to successive statutory mergers satisfying continuity of interest requirements; (b) Income Tax Regulations Section 1.338-2(c)(3), effective for transfers after October 26, 1995, treating the acquiring parent corporation in a qualified stock purchase as the historical "old and cold" shareholder of the acquired company for purposes of satisfying continuity requirements in connection with the transfer of assets of the acquired company to another controlled subsidiary of the acquiring company in a reorganization under Section 368(a)(1)(A), (D) or (F) of the Code; and
    (c) proposed Income Tax Regulations Section 1.368-1(f), issued January 2, 1997, to be effective when published in final form.

        While private letter rulings ("PLRs") do not constitute precedent for any other transaction, such PLRs in the area of successive statutory mergers clearly reflect the consistent position of the Internal Revenue Service permitting such transactions to satisfy remote continuity of interest under the less stringent reorganization standards of Section 368(a)(1)(A) of the Code as opposed to the more stringent standards required under Section 368(A)(1)(C) of the Code. In this regard, PLR 8619035 involved a transaction substantially similar to the Company Merger and the Michigan Merger (i.e. a reverse triangular merger followed by the target company being merged shortly thereafter into another first-tier subsidiary of the parent company). In that transaction, the parent company did not intend to undertake the second merger on the day it completed the first merger, yet on the day after completion of the first merger the parent changed its mind, and undertook and completed the second merger on such day. The Internal Revenue Service ruled that the two

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    transactions were independent of each other (not integral steps of a single transaction) and treated the first merger as a reorganization under Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(E) of the Code and the second merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. PLR 9644046 involved facts identical to the Company Merger and the Michigan Merger. In that transaction, the target company was acquired by the parent company in a reverse triangular merger and the target company was immediately merged into another first tier subsidiary of the parent company who continued the historic business of target. Both mergers were integral parts of a single transaction. The Internal Revenue Service disregarded the first merger and treated the second merger as the only transaction occurring for federal income tax purposes. The Internal Revenue reached the same conclusion in PLR 9539018 which involved a forward triangular merger immediately followed by the merger of the resulting entity into the parent company. The first merger was disregarded and the transaction was treated for federal income tax purposes as a merger of the target company directly into the parent company. PLRs 9529034 and 9620013 deal specifically with continuity of interest issues in connection with the acquisition by a parent company of a target company in a triangular reorganization followed by the subsequent merger of the resulting entity into another wholly owned direct or indirect subsidiary of the parent company. In each of those transactions, the Internal Revenue Service ruled that the second merger would not prevent the first merger from satisfying the continuity interest requirements of Income Tax Regulations Section 1.368-1(b) or satisfying the "substantially all" requirements of Section 368(a)(2)(D) or (E) of the Code and that the second merger would satisfy the continuity of interest requirements of Income Tax Regulations
    Section 1.368-1(b).

            Prior to Income Tax Regulations Section 1.338-2(c)(3) becoming effective, it was unclear based upon historical but outdated judicial precedents whether a reverse triangular cash-out merger could be followed by the merger of the acquired corporation into another member of the consolidated group of the acquiring parent corporation without the acquired corporation being subject to potential adverse corporate level tax consequences. In this regard, the historical judicial precedents concluded that the second-step merger could not qualify as a tax-free reorganization because the historical shareholders of the acquired corporation were cashed out in the first merger (i.e. cash-out merger). The function of Income Tax Regulations Section 1.338-2(c)(3) is to give clear guidance that corporate restructuring within the consolidated group of the acquiring parent corporation after a reverse triangular cash-out merger is permissible under Section 368(a) of the Code. In reaching this conclusion the Regulations specifically provide that in a qualified stock purchase transaction, such as a reverse triangular cash-out merger, that qualifies as a carryover basis transaction the acquiring parent corporation shall be deemed the historical "old and cold" shareholder for purposes of continuity of interest and a subsequent tax-free reorganization of the acquired corporation within the consolidated group of the acquiring parent corporation. In light of Income Tax Regulations Section 1.338-2(c)(3), we do not believe it is realistic for the Internal Revenue Service to conclude in circumstances such as the Company Merger and the Michigan Merger, whether or not such transactions are deemed

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    to be independent of each other or as part of a single transaction, that continuity of interest is lacking when in fact the historical shareholders of Haverfield retain full continuity of ownership through their receipt of COFI Common Stock in the Company Merger.

        While we believe that the doctrine of "remote continuity of interest" has been sufficiently liberalized to permit the Company Merger and the Michigan Merger to qualify as a reorganization under
    Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(D) of the Code (viewing both transactions for federal income tax purposes as a single transaction) or, alternatively, as two separate tax-free reorganizations (the transactions being deemed independent of each other) with the Company Merger qualifying as a reorganization under
    Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(E) of the Code and the Michigan Merger qualifying as a reorganization under
    Section 368(a)(1)(A) of the Code, any uncertainty relating to this issue will be clearly eliminated when proposed Income Tax Regulations
    Section 1.368-1(f) are published, as proposed, in final form. In the area of successive statutory mergers like the Company Merger and the Michigan Merger, we believe that the referenced proposed Regulation is a mere codification of existing permissible practices.

                                ASSUMPTIONS

        A. The Company Merger and the Michigan Merger will be implemented strictly in accordance with the terms of the Agreement.

        B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Effective Time.

        C. The representations of Haverfield and COFI to be made in their respective tax representation letters to counsel as of the Effective Time, in the form of Exhibits A and B hereto, shall be true and correct.

        D. All of the stockholders of Haverfield are citizens of the United States of America.

                                  OPINIONS

        Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

        1. the Company Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code by virtue of
    Section 368(a)(2)(E) of the Code and COFI, Merger Sub and Haverfield will each be a party to such reorganization, and the Michigan Merger will


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    constitute a tax-free reorganization within the meaning of Section
    368(a)(1)(A) of the Code and Haverfield and Charter Michigan will each be a party to such reorganization; or alternatively, the Company Merger will be disregarded and the Michigan Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(2)(D) of the Code and COFI, Haverfield and Charter Michigan will each be a party to such reorganization;

        2. no gain or loss will be recognized by any stockholder of Haverfield upon the exchange of Haverfield Common Stock solely for COFI Common Stock in the Company Merger, and that the basis of the COFI Common Stock received by each stockholder of Haverfield who exchanges Haverfield Common Stock solely for COFI Common Stock in the Company Merger will be the same as the basis of the Haverfield Common Stock surrendered and exchanged therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of COFI Common Stock);

        3. the holding period of the COFI Common Stock received by a stockholder of Haverfield in the Company Merger will include the holding period of the Haverfield Common Stock surrendered and exchanged therefor, provided that such shares of Haverfield Common Stock were held as a capital asset by such stockholder at the Effective Time; and

        4. the cash received by a Haverfield stockholder in lieu of a fractional share interest of COFI Common Stock as part of the Company Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of COFI Common Stock which such stockholder would otherwise be entitled to receive and will qualify as a capital gain or loss (assuming the Haverfield Common Stock was a capital asset in such stockholder's hands at the Effective Time).

        The foregoing opinion reflects our legal judgment based upon the legal analysis discussed above solely on the issues presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

        We consent to the use of this opinion to the incorporation by reference of such opinion as an exhibit to the Registration Statement and to the reference to our firm and our opinion under the heading "Legal Matters" in the Registration Statement filed by COFI, and all amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.




                                      Very truly yours,


                                      /s/ Silver, Freedman & Taff, L.L.P.

                                      SILVER, FREEDMAN & TAFF, L.L.P.



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                                                                       Exhibit A

                              REPRESENTATION LETTER
                              ---------------------

     The undersigned, William A. Valerian, President of Haverfield Corporation ("Haverfield") and Home Bank, F.S.B.("Home Bank"), HEREBY CERTIFIES that (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger and Reorganization by and between Charter One Financial, Inc. ("COFI"), Charter Michigan Bancorp, Inc. ("Charter Michigan"), Charter One Bank F.S.B. ("Charter One Bank"), Haverfield and Home Bank dated April 22, 1997 (the "Agreement") including the schedules and exhibits thereto and (b) I am aware that this Representation Letter will be relied on by Silver, Freedman and Taff, L.L.P. in rendering its tax opinion to the Boards of Directors of COFI and Haverfield pursuant to the Agreement and also in connection with filings with the SEC and regulatory authorities relating to the transactions contemplated by the Agreement. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement.

     The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF HAVERFIELD and HOME BANK, that:

          (1) As of the date hereof, the facts which relate to the Company Merger and related transactions as described in the Proxy Statement, insofar as such facts pertain to Haverfield and Home Bank, are true, correct and complete and, insofar as such facts pertain to COFI, Charter Michigan and Charter One Bank, the managements of Haverfield and Home Bank have no reason to believe that such facts are untrue, incorrect and incomplete.

          (2) The Company Merger will be carried out strictly in accordance with the Agreement and as described in the Proxy Statement.

          (3) The aggregate fair market value of the consideration to be received in the Company Merger by each holder of Haverfield Common Stock will be approximately equal to the aggregate fair market value of the Haverfield Common Stock surrendered in exchange therefor, as determined by arm's length negotiations between Haverfield and COFI. Except with respect to Dissenting Shares, no holder of Haverfield Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than COFI Common Stock and cash paid in lieu of a fractional share of COFI Common Stock.


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          (4) There is no plan, intention or other arrangement (including any option or pledge) on the part of the holders of 5% or more of the Haverfield Common Stock and, to the best knowledge of management of Haverfield, there is no plan, intention or other arrangement (including any option or pledge) on the part of the other holders of Haverfield Common Stock to sell, exchange or otherwise dispose of a number of shares of COFI Common Stock received by such holders in the Company Merger that would reduce such holders' ownership of COFI Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding Haverfield Common Stock as of the same date. For purposes of this representation, shares of Haverfield Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of COFI Common Stock, will be treated as outstanding at the Effective Time. Moreover, all shares of Haverfield Common Stock and shares of COFI Common Stock held by Haverfield stockholders and otherwise sold, redeemed, or disposed of before or after the Effective Time (including Dissenting Shares) will be taken into account in making this representation.

          (5) Each of the liabilities of Haverfield and Home Bank were incurred in the ordinary course of business.

          (6) No assets of Haverfield have been or will be sold, transferred or otherwise disposed of prior to the Effective Time which would prevent Charter Michigan upon consummation of the Michigan Merger from continuing the historic business of Haverfield or from using a significant portion of Haverfield's historic business assets in a business following the Michigan Merger; and no assets of Home Bank have been or will be sold, transferred or otherwise disposed of prior to the Effective Time which would prevent Charter One Bank from continuing the historic business of Home Bank or from using a significant portion of Home Bank's historic business assets in a business following the Bank Merger. To the best knowledge of management of Haverfield and Home Bank, none of COFI, Charter Michigan or Charter One Bank has any plan or intention to sell, exchange, distribute, transfer or otherwise dispose of, except in the ordinary course of business and except for transfers permitted by Section 368(a)(2)(C) of the Code, any of Haverfield's assets to be acquired by Charter Michigan in the Michigan Merger or any of the assets of Home Bank to be acquired by Charter One Bank in the Bank Merger.

          (7) Haverfield, Home Bank, COFI, Merger Sub, Charter Michigan, Charter One Bank and the stockholders of Haverfield will each pay their own expenses incurred in connection with the Company Merger, the Michigan Merger and the Bank Merger.

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          (8) Haverfield has not paid and will not pay (and has not reimbursed and will not reimburse), directly or indirectly, any expenses incurred by any holder of Haverfield Common Stock in connection with the Company Merger or any related transactions. Haverfield has not agreed to assume and will not directly or indirectly assume any expense or other liability, whether fixed or contingent, of any holder of Haverfield Common Stock.

          (9) Neither Haverfield nor Home Bank is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code or a real estate investment trust within the meaning of Section 856 of the Code.

          (10) Neither Haverfield nor Home Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (11) The payment in the Company Merger of cash in lieu of fractional shares of COFI Common Stock is solely for the purpose of avoiding the expense and inconvenience to COFI of issuing fractional shares of COFI Common Stock and does not represent separately bargained for consideration.

          (12) At the Effective Time, both the total adjusted basis and the total fair market value of the Haverfield assets will exceed the total liabilities of Haverfield and both the total adjusted basis and the total fair market value of the Home Bank assets will exceed the total liabilities of Home Bank.

          (13) No compensation received by any stockholder of Haverfield who is an employee of Haverfield or Home Bank is or will be separate consideration for, or allocable to, any of his or her shares of Haverfield Common Stock. None of the shares of COFI Common Stock received by any stockholder of Haverfield who is an employee of Haverfield or Home Bank is or will be separate consideration for, or allocable to, any employment, consulting or other similar arrangement. The compensation paid to each stockholder of Haverfield who is an employee of Haverfield or Home Bank is and will be for services actually rendered and is an amount commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (14) No indebtedness between Haverfield or any of its subsidiaries, on the one hand, and COFI or any of its subsidiaries, on the other hand, exists or will exist prior to the Effective Time that (a) was issued or acquired at a discount or (b) will be settled, as a result of the Company Merger, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453 B of the Code) between Haverfield or Home Bank, on the one hand, and COFI, Charter Michigan or

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Charter One Bank, on the other hand, exists or will exist prior to the Effective
Time that will be extinguished as a result of any of the transactions contemplated by the Agreement.

          (15) Haverfield has not redeemed any Haverfield Common Stock, made any distribution with respect to Haverfield Common Stock or disposed of any of its assets in anticipation of or as part of the Merger. Home Bank has not redeemed any of the Home Bank common stock, made any distribution with respect to the Home Bank common stock, or disposed of any of its assets in anticipation of or as part of the transactions contemplated by the Agreement.

          (16) Except for outstanding options under the 1985 Option Plan and the 1995 Option Plan as of April 22, 1997, there exists no options, warrants, convertible securities or other rights to acquire Haverfield stock.

          (17) No shares of Haverfield Common Stock are held by any affiliate of Haverfield except as disclosed in Haverfield's most recent annual report on form 10- K.

          (18) During the five-year period ending at the Effective Time, neither COFI nor any affiliate of COFI has owned or owns, beneficially or of record, any stock or securities of Haverfield or Home Bank or any predecessor thereof or any instruments giving any of them the right to acquire any such stock or securities except as disclosed in the Proxy Statement.

          (19) To the best knowledge of management of Haverfield, neither COFI nor any affiliate of COFI intends to acquire or redeem by purchase or otherwise acquire any of the shares of COFI Common Stock to be issued pursuant to the Company Merger, (except pursuant to the ordinary operation of a stock repurchase program that may be implemented by COFI to acquire its shares in the open market) or to make any distributions with respect to such stock, other than regular, periodic dividends.

          (20) Assuming the Michigan Merger and Bank Merger are consummated on the same date as the Effective Time, Haverfield will transfer to Charter Michigan and Charter Michigan will acquire from Haverfield in the Michigan Merger assets representing at least 90 percent of the fair market value of Haverfield's net assets and at least 70 percent of the fair market value of Haverfield's gross assets held immediately prior to the Company Merger, and Home Bank will transfer to Charter One Bank and Charter One Bank will acquire from Home Bank in the Bank Merger assets representing at least 90 percent of the fair market value of Home Bank's net assets and at least 70 percent of the fair market value of Home Bank's gross assets

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held immediately prior to the Bank Merger. For purposes of this representation, assets used (i) to pay reorganization expenses, (ii) for redemptions and distributions (including payment for Dissenting Shares, but excluding normal, regular dividends paid by Haverfield) and (iii) to pay other amounts, if any, incurred in connection with the Company Merger, Michigan Merger and Bank Merger will be included as assets immediately prior to the consummation of each such transaction.

          (21) To the best knowledge of management of Haverfield, COFI has no plan or intention to liquidate Charter Michigan or Charter One Bank, to merge Charter Michigan or Charter One Bank into another corporation, to sell or otherwise dispose of any of the capital stock of Charter Michigan or Charter One Bank, or to sell, transfer, or dispose any of the assets of Charter Michigan or Charter One Bank outside the ordinary course of business in connection with or following consummation of the transactions contemplated by the Agreement.

          The undersigned agrees to promptly and timely notify Silver, Freedman and Taff, L.L.P. if he has any reason to believe that any of the above representations are untrue, incorrect or incomplete.

          This Representation Letter is hereby executed on the ___ day of ______, 1997.



                                       --------------------------------
                                       By: William A. Valerian
                                           President

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                                                                       Exhibit B

                              REPRESENTATION LETTER
                              ---------------------

     The undersigned, Robert J. Vana, Chief Corporate Counsel and Secretary of Charter One Financial, Inc. ("COFI"), Charter Michigan Bancorp, Inc. ("Charter Michigan") and Charter One Bank F.S.B. ("Charter One Bank"), HEREBY CERTIFIES that (a) I am familiar with the terms and conditions of the Agreement and Plan of Merger and Reorganization by and between Haverfield Corporation ("Haverfield"), Home Bank, F.S.B. ("Home Bank"), COFI, Charter Michigan and Charter One Bank dated April 22, 1997 (the "Agreement") including the schedules and exhibits thereto and (b) I am aware that this Representation Letter will be relied on by Silver, Freedman and Taff, L.L.P. in rendering its tax opinion to the Boards of Directors of COFI and Haverfield pursuant to the Agreement and also in connection with filings with the SEC and regulatory authorities relating to the transactions contemplated by the Agreement. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement.

     The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF COFI, CHARTER MICHIGAN AND CHARTER ONE BANK, that:

           (1) As of the date hereof, the facts which relate to the transactions contemplated by the Agreement, insofar as such facts pertain to COFI, Charter Michigan and Charter One Bank, are true, correct and complete and, insofar as such facts pertain to Haverfield and Home Bank, the managements of COFI, Charter Michigan and Charter One Bank have no reason to believe that such facts are untrue, incorrect and incomplete.

           (2) The Company Merger, Michigan Merger and Bank Merger will be carried out strictly in accordance with the Agreement.

           (3) The aggregate fair market value of the consideration to be received in the Company Merger by each holder of Haverfield Common Stock will be approximately equal to the aggregate fair market value of the Haverfield Common Stock surrendered in exchange therefor, as determined by arm's length negotiations between COFI and Haverfield. Except with respect to Dissenting Shares, no holder of Haverfield Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than COFI Common Stock and cash paid in lieu of a fractional share of COFI Common Stock.

           No cash or other property will be paid to any stockholder of Haverfield pursuant to the Michigan Merger or the Bank Merger, and no shares of stock will be issued pursuant to the Michigan Merger or the Bank Merger.

           (4) The management of COFI is not aware of any plan, intention or other arrangement (including any option or pledge) on the part of the holders of 5% or more of the Haverfield Common Stock or on the part of the other holders of Haverfield Common Stock to sell, exchange or otherwise dispose of a number of shares of COFI Common Stock received by such holders in the Company Merger that would reduce such holders' ownership of COFI Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding Haverfield Common Stock as of the same date. For purposes of this representation, shares of Haverfield Common Stock exchanged for cash or other property, or cash in lieu of fractional shares of COFI Common Stock, will be treated as outstanding as of the Effective Time. Moreover, all shares of Haverfield Common Stock and shares of COFI Common Stock held by Haverfield stockholders and otherwise sold, redeemed, or disposed of before or after the Effective Time (including Dissenting Shares) will be taken into account in making this representation.

           (5) Merger Sub will have no liabilities assumed by Haverfield, and will not transfer to Haverfield any assets subject to liabilities, in the Company Merger.

           (6) The assumption by Charter Michigan of the liabilities of Haverfield, and the acquisition by Charter Michigan of the assets of Haverfield which are subject to liabilities, pursuant to the Michigan Merger, and the assumption by Charter One Bank of the liabilities of Home Bank, and the acquisition by Charter One Bank of the assets of Home Bank which are subject to liabilities, pursuant to the Bank Merger, are each for a bona fide business purpose, and the principal purpose for each such assumption of liabilities and acquisition of assets subject to liabilities is not the avoidance of federal income tax on the transfer of such assets.

           (7) Neither COFI, Charter Michigan nor Charter One Bank has any plan or intention to sell, exchange, distribute, transfer or otherwise dispose of, except in the ordinary course of business and except for transfers permitted by
Section 368(a)(2)(C) of the Code, any of Haverfield's assets to be acquired by Charter Michigan in the Michigan Merger or any of Home Bank's assets to be acquired by Charter One Bank in the Bank Merger. It is the intention of the management of Charter Michigan to continue the historic business of Haverfield or to use a significant portion of Haverfield's historic business assets in a business following the Michigan Merger, and it is the intention of the management of Charter One Bank to continue the historic business of Home Bank or to use a significant portion of Home Bank's historic business assets in a business following the Bank Merger.

           (8) Haverfield, Home Bank, COFI, Merger Sub, Charter Michigan, Charter One Bank and the stockholders of Haverfield will each pay their own expenses

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



incurred in connection with the Company Merger, the Michigan Merger and the Bank Merger.

           (9) In the Company Merger, shares of Haverfield stock representing control of Haverfield, as defined in Section 368(c) of the Code, will be exchanged solely for voting common stock of COFI. For purposes of this representation, Haverfield stock exchanged for cash or other property originating with COFI will be treated as outstanding Haverfield stock at the Effective Time.

           (10) None of COFI, Charter Michigan or Charter One Bank has paid or will pay (or has reimbursed or will reimburse), directly or indirectly, any expenses incurred by any holder of Haverfield Common Stock in connection with the transactions contemplated by the Agreement; and none of them has agreed to assume or will directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Haverfield Common Stock.

           (11) None of COFI, Charter Michigan or Charter One Bank is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code or a real estate investment trust within the meaning of Section 856 of the Code.

           (12) None of COFI, Charter Michigan or Charter One Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

           (13) The payment of cash to Haverfield stockholders in lieu of fractional shares of COFI Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Haverfield stockholders in lieu of fractional shares of COFI Common Stock will represent less than one percent (1%) of the total consideration issued in the transaction.

           (14) None of the compensation received by any stockholder who is an employee of Haverfield or Home Bank represents separate consideration for, or is allocable to, any of his or her Haverfield Common Stock. None of the COFI Common Stock that will be received by any stockholder who is an employee of Haverfield or Home Bank in the Company Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement.

           (15) No indebtedness between COFI or any of its subsidiaries, on the one hand, and Haverfield or any of its subsidiaries, on the other hand, exists or will exist prior to the consummation of the transactions contemplated by the Agreement that (a) was issued or acquired at a discount or (b) will be settled, as a result of any of such transactions, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453 B of the Code) between COFI or any of its subsidiaries, on the one hand, and Haverfield or any of its subsidiaries, on the other hand, exists or will exist prior to the consummation of the transactions contemplated by the Agreement that will be extinguished as a result thereof.

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



           (16) During the five-year period ending at the Effective Time, neither COFI nor any affiliate of COFI has owned or owns, beneficially or of record, any stock or securities of Haverfield or Home Bank or any predecessor thereof or any instruments giving any of them the right to acquire any such stock or securities except as disclosed in the Proxy Statement.

           (17) COFI has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the Company Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which COFI is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Haverfield stockholders.

           (18) To the best of COFI's knowledge and belief, the Company Merger, if viewed independently, will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

           (19) To the best of COFI's knowledge and belief, the Michigan Merger, if viewed independently, will qualify as a reorganization under Section 368(a)(1)(A) or 368(a)(1)(D) of the Code.

           (20) To the best of COFI's knowledge and belief, if the Company Merger and the Michigan Merger were structured as a one step merger of Haverfield with and into Charter Michigan, such transaction would qualify as a reorganization under Sections 368(a)(1)(A) and 318(a)(2)(D) of the Code.

           (21) Prior to the Michigan Merger and the Bank Merger, COFI will be in control of Haverfield and Home Bank within the meaning of Section 368(c) of the Code, and following the Michigan Merger and the Bank Merger, neither Charter Michigan nor Charter One Bank will issue additional shares of its stock.

           (22) At the time of the Company Merger and the Michigan Merger, both the total adjusted basis and the total fair market value of the Haverfield assets will exceed the total liabilities of Haverfield; and at the time of the Bank Merger, both the total adjusted basis and the total fair market value of the Home Bank assets will exceed the total liabilities of Home Bank. For purposes of this representation, the undersigned is relying on the accuracy of representation #12 in the Haverfield Representation Letter of even date herewith.

           (23) Immediately following the Company Merger and prior to the Michigan Merger, Haverfield will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Effective Time. Haverfield will transfer to Charter Michigan and Charter Michigan will acquire from Haverfield in the Michigan Merger assets representing at least 90 percent of the fair market value of Haverfield's net assets and at least 70 percent of the fair market value of Haverfield's gross assets held immediately prior to the Company Merger and the Michigan Merger, and Home Bank will transfer to Charter One Bank and Charter One Bank will acquire from Home Bank in the Bank Merger assets representing at least 90 percent of the fair market value of Home Bank's net assets and at least 70 percent of the fair market value of Home Bank's gross assets held immediately prior to the Bank Merger. For purposes hereof, assets used (i) to

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



pay reorganization expenses, (ii) for redemptions and distributions (including payment for Dissenting Shares, but excluding regular, normal dividends paid by Haverfield) and (iii) to pay other amounts, if any, incurred in connection with the Company Merger, Michigan Merger and Bank Merger will be included as assets immediately prior to the consummation of each such transaction. For purposes of this representation, the undersigned is relying on the accuracy of representation #20 contained in the Haverfield Representation Letter of even date herewith.

        (24) COFI has no plan or intention to liquidate Charter Michigan or Charter One Bank, to merge Charter Michigan or Charter One Bank into another corporation, to sell or otherwise dispose of any stock of Charter Michigan or Charter One Bank, or to sell, transfer or dispose of any assets of Charter Michigan or Charter One Bank outside the ordinary course of business in contemplation of or following the consummation of the transactions contemplated by the Agreement.

           (25) No stock of Charter Michigan or Charter One Bank will be issued pursuant to the Michigan Merger or the Bank Merger.

           (26) All shares of COFI Common Stock to be transferred to the stockholders of Haverfield pursuant to the Company Merger will be newly issued and will be transferred directly by COFI to such stockholders in the Company Merger.

         The undersigned agrees to promptly and timely notify Silver, Freedman and Taff, L.L.P. if he has any reason to believe that any of the above representations are untrue, incorrect or incomplete.

         This Representation Letter is hereby executed on the ____ day of _____, 1997.


                               -----------------------------
                               By: Robert J. Vana
                                   Chief Corporate Counsel and
                                   Secretary


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